Exhibit 99.1

PRESS RELEASE SOURCE: WPCS International Incorporated

WPCS Completes Acquisition of NECS

EXTON, PA — (PR Newswire-First Call) - June 08, 2006 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS) has announced that it has completed the acquisition of New England Communications Systems, Inc. (NECS) www.necommsys.com of Middletown, CT for $3.2 million in cash and the assumption of approximately $1.4 million in debt. As stated in a previous press release, NECS is a provider of specialty communication systems and has deployed wireless networks for many corporate, government and educational clients.

NECS has a history of profitable operations, with steadily increasing revenues over the past five years. For the year ended December 31, 2005, NECS generated $9.9 million in revenue and $540,000 of EBIT or earnings before interest and taxes, excluding certain non-recurring owner expenses (a non-GAAP measure). The gross margin for 2005 was approximately 29%. The current annual forecast for NECS, ending December 31, 2006 is to achieve $11.4 million in revenue and $936,000 in EBIT.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “We are pleased to conclude this transaction and based on the current financial performance of NECS and their projections going forward, WPCS will have the opportunity to enhance EPS performance for FY2007.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit the website at www.wpcs.com.

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Heather Tocket / Corporate Communications Manager
WPCS International Incorporated
610-903-0400 x102
ir@wpcs.com